Exhibit 4.1

DESCRIPTION OF SECURITIES

References to “Strattec” and the “Company” herein are, unless the context otherwise indicates, only to Strattec Security Corporation and not to any of its subsidiaries.

Our Common Stock, par value $0.01 per share, is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934.

Description of Capital Stock

General

The following is a summary of information concerning capital stock of Strattec. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Amended and Restated Articles of Incorporation, as amended, and our By-Laws, as amended and restated, and are entirely qualified by these documents. For additional information, you should look at our Amended and Restated Articles of Incorporation, as amended, and our By-Laws, as amended and restated, copies of which are on file with the SEC as exhibits to our periodic reports and are incorporated by reference.

Common Stock

Shares Outstanding. The Company is authorized to issue up to 18 million shares of common stock, par value $0.01 per share (the “Common Stock”).

Dividends. Subject to any limitations under Wisconsin law, holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors (the “Board”) out of funds legally available for that purpose.

Voting Rights. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a matter is approved if the votes cast favoring the matter exceed the votes cast opposing the matter unless the matter is one upon which a different vote is required by our Amended and Restated Articles of Incorporation, as amended, our By-Laws, as amended and restated, or the Wisconsin Business Corporation Law. The Company has adopted a majority voting standard in uncontested elections of directors. Accordingly, a majority of the votes cast in favor of the election of each nominee director is required for the election of that director. Under the Wisconsin Business Corporation Law, the affirmative vote of stockholders holding at least a majority of the shares entitled to vote is generally required to approve (i) a merger to which we are a party, (ii) the sale, lease, exchange or other disposition of all or substantially all of our assets, (iii) an amendment to our Amended and Restated Articles of Incorporation, as amended, which requires a stockholder vote, and (iv) our dissolution.

Other Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders after the payment of all of our debts and other liabilities. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to pre-emptive rights and have no conversion or subscription rights.

Listing. The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “STRT.”

Miscellaneous. All outstanding shares of our common stock are fully paid and not liable to further calls or assessments by us.

Exhibit 4.1

Wisconsin Anti-Takeover Provisions.

Under Section 180.1150 of the Wisconsin Business Corporation Law, unless the board of directors otherwise specifies, the voting power of shares of a “resident domestic corporation,” such as us, which are held by any person holding in excess of 20% of the voting power of our stock will be limited to 10% of the full voting power of the shares. This statutory voting restriction does not apply to shares acquired directly from us, acquired in a transaction incident to which our stockholders vote to restore the full voting power of the shares and under other circumstances more fully described in Section 180.1150 of the Wisconsin Business Corporation Law.

Sections 180.1141 through 180.1144 of the Wisconsin Business Corporation Law provide that a “resident domestic corporation,” such as us, may not engage in a “business combination” with a person beneficially owning 10% or more of the voting power of our outstanding stock (an “interested stockholder”) for three years after the date the interested stockholder acquired its 10% or greater interest, unless the business combination or the acquisition of the 10% or greater interest was approved before the stock acquisition date by our Board of Directors. After the three-year period, a business combination that was not so approved can be completed only if it is approved by a majority of the outstanding voting shares not held by the interested stockholder or is made at a specified price intended to provide a fair price for the shares held by noninterested stockholders.

Sections 180.1130 through 180.1132 of the Wisconsin Business Corporation Law provide that a “resident domestic corporation,” such as us, may not engage in a “business combination” with a person beneficially owning 10% or more of the voting power of our outstanding stock (a “significant stockholder”) unless the business combination either satisfies certain fair price criteria or the business combination is approved by at least 80% of the voting power of our stock and at least two-thirds of the voting power of our stock not beneficially owned by the significant stockholder.

Requirements for Advance Notification of Stockholder Nominations and Proposals.

Our By-Laws, as amended and restated, establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.